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                                  SCHEDULE 13G

                                  Exhibit 99.2

     In response to the information requested by Item 8 on Page 8, the following is the identity of each person filing this Schedule 13G:

                  TRUSTEES OF THE W.K. KELLOGG FOUNDATION TRUST

                              The Bank of New York

                              Carlos M. Gutierrez

                              William C. Richardson

                              Jonathan T. Walton

     Such persons expressly declare that they do not affirm the existence of a group for purposes other than this joint filing.